Exhibit 99.1

Allied Gaming & Entertainment Receives Expected Nasdaq Notice Regarding Delayed Quarterly Report

New York, NY (May 29, 2025) – Allied Gaming & Entertainment, Inc. (NASDAQ: AGAE) (the “Company” or “AGAE”), a global experiential entertainment company, today announced that on May 22, 2025, it received a deficiency letter (the “Letter”) from the Listing Qualifications Department (the “Staff”) of the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it is not in compliance with the periodic requirements for continued listing set forth in Nasdaq Listing Rule 5250(c)(1) because the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025 (the “Form 10-Q”) was not filed with the Securities and Exchange Commission by the required due date of May 15, 2025 (or May 20, 2025 following the Form 12b-25 filed by the Company on May 15, 2025) and because the Company remains delinquent in filing its Annual Report on Form 10-K for the fiscal year ended December 31, 2024 (the “Form 10-K” and together with the Form 10-Q, the “Delinquent Reports”).  This Letter received from Nasdaq has no immediate effect on the listing or trading of the Company’s common stock.

Under Nasdaq rules, the Company has until June 16, 2025, to submit a plan to regain compliance with the Nasdaq Listing Rules. The Company currently expects it will be able to file the Delinquent Reports prior to such deadline. In the event the Company needs to submit a plan of compliance, and Nasdaq accepts the Company’s plan, Nasdaq may grant an exception of 180 calendar days from the due date of the initial delinquent filing of the Form 10-K, or until October 13, 2025, as instructed by the Letter, to regain compliance with the Nasdaq Listing Rules. However, there is no assurance that Nasdaq will accept the Company’s plan to regain compliance.

The Company is working diligently to regain compliance with Nasdaq’s Listing Rules.

About Allied Gaming & Entertainment
Allied Gaming & Entertainment Inc. (Nasdaq: AGAE) is a global experiential entertainment company focused on providing a growing world of gamers and concertgoers with unique experiences through renowned assets, products and services. For more information, visit alliedgaming.gg.

Forward-Looking Statements
This communication contains certain forward-looking statements under federal securities laws. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “intend” or “continue,” the negative of such terms, or other comparable terminology. These statements are subject to known and unknown risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those contemplated by the forward-looking statements. These forward-looking statements are not guarantees of future performance, conditions or results, and involve a number of known and unknown risks, uncertainties, assumptions and other important factors, many of which are outside our control, that could cause actual results or outcomes to differ materially from those discussed in these forward-looking statements. The inclusion of such information should not be regarded as a representation by the Company, or any person, that the objectives of the Company will be achieved.

Investor Contact:
Addo Investor Relations
ir@alliedgaming.gg